Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

THE PRINCETON REVIEW, INC.

Date of Grant:

Granted To:

Total Restricted Stock Units:

Vesting Period:

Your Restricted Stock Unit Award

The Princeton Review, Inc. (the “Company”) has selected you to receive the award (the “Award”) of Restricted Stock Units identified above (the “Restricted Stock Units”), subject to the terms and conditions of the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”).

The definition of any terms used herein may be found in The Princeton Review Glossary dated May 5, 2006 (“Glossary”).

Please indicate your acceptance of this Award by signing below and returning it by [DATE] to the Company, to the attention of Neal Winneg. You shall have no rights with respect to this Award or any Restricted Stock Units granted hereunder unless you have accepted this Award by signing and delivering to the Company a copy of this Agreement by such date.

1. Restrictions and Conditions

(a) You may not sell, assign, transfer, pledge or otherwise encumber or dispose of this Award.

(b) Your employment or other service relationship with the Company and any Related Company must be continuous through each applicable Vesting Date (as defined below). If your employment or other service relationship with the Company and any Related Company is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of the Restricted Stock Units granted herein, all unvested Restricted Stock Units shall immediately and automatically be forfeited and returned to the Company.

(c) You shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Common Stock underlying the Restricted Stock Units subject to this Award until you become a record holder of those shares of Common Stock following their actual issuance pursuant to Section 3 of this Agreement.

2. Vesting of Restricted Stock Units

The term “vest” as used in this Agreement means the lapsing of the restrictions that are described in Section 1, above, with respect to the Restricted Stock Units. Except as provided below, the Restricted Stock Units shall vest in 6.25% increments beginning on the first quarterly anniversary of the Date of Grant referred to above, and on each quarterly anniversary thereafter over the remainder of the Vesting Period. Each such date on which any portion of the Restricted Stock Units vest shall be referred to herein as a “Vesting Date.”

3. Payment of Restricted Stock Units; Tax Withholding

(a) Each Restricted Stock Unit represents the promise to pay you one share of the Company’s Common Stock upon the terms and conditions set forth herein. As soon as practicable (but in no event later than 30 days) following each applicable Vesting Date, such vested Restricted Stock Units shall be paid to you in the form of shares of Common Stock, subject to the collection of the minimum required withholding taxes in accordance with the mandatory share withholding provisions of Section 3(b), below.

(b) The Company shall satisfy its minimum tax withholding obligation by withholding from shares of Common Stock to be issued hereunder a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

4. General Provisions

(a) As a prerequisite to delivery of any stock certificates upon vesting of any portion of this Award, you shall give an undertaking and agree to the placing of such legends on your certificates as may be required by the Committee to assure compliance with any federal or state securities laws. The Common Stock issued pursuant to this Award cannot be sold unless it has been registered under the Securities Act of 1933, as amended, or is subject to an exemption from registration under such Act.

(b) This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and you with respect to the subject matter hereof.

(c) This Agreement is not an employment contract and neither this Agreement nor any action taken hereunder shall be construed as giving to you the right to be retained in the employ of the Company or a Related Company. The Company or, as applicable, the Related Company may terminate your employment as freely and with the same effect as if this Agreement were not in existence. Nothing set forth in the Plan or in this Agreement shall prevent the Company or a Related Company from adopting other or additional compensation arrangements.

(d) If any provision of this Agreement is held to be void, illegal, unenforceable or otherwise in conflict with the law governing this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the other provisions of this Agreement shall remain in full force and effect.

(e) Except as to matters of federal law, this Agreement and all rights thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the principles of conflicts of law thereof which would provide for the laws of any other jurisdiction to govern.

(f) The terms and provisions of this Agreement may be modified or amended by the Company in a manner which is not adverse to you.

THE PRINCETON REVIEW, INC.

By:	[Name]
[Title]

I hereby accept this Award of Restricted Stock Units under the Plan and agree to the terms and conditions thereof as set forth in this Agreement. By accepting this award, I agree to comply with all Company policies relating to transactions in (including without limitation purchases, sales and transfers) and retention of Company securities with respect to any Company securities held or to be acquired by me.

Dated:
[Name]

Please retain a copy of this Agreement for your files.